Exhibit 10.14
February 26, 2006
Michael D. Yonker
7011 SW Hunt Club Lane
Portland, Oregon 97223
Dear Mike:
It is our pleasure to formally invite you to join the staff of Pixelworks Inc. as a Vice President, Chief Financial Officer, Secretary and Treasury located in Tualatin, Oregon. Our employment offer is subject to Pixelworks’ normal personnel policies and our comprehensive benefit program. As discussed, the following items outline the terms of our offer.
You will report to Allen Alley, Chief Executive Officer. This is an exempt position and your starting compensation will be as follows: bi-weekly rate of $9,615.38 equivalent to $250,000 on an annual basis.
We want you to share in the success of the company through stock participation. We are offering you 215,000 shares of stock options at the closing market price on your date of hire, subject to the Board of Directors approval, pursuant to the Company’s 1997 Stock Incentive Option Plan and the terms and conditions of the Stock Option Agreement. Stock options will vest at a rate of 25% per year; the full details will be outlined in your stock agreement documentation.
In addition, we would like to offer you a signing bonus totaling $75,000. This bonus will be paid in your first regular paycheck following your hire date. Should you resign from employment with Pixelworks within 12 months after your Hire Date, you will be required to pay back the total of any signing bonus paid on pro-rata basis.
As a Vice President with Pixelworks, you will be eligible to participate in Pixelworks Sr. Management annual bonus program. At the Vice President level, you will be eligible to receive up to 50% of your base salary. This bonus program, which runs annually from January through December, is dependent on the achievement of company annual financial and operational goals. We will guarantee you a minimum payment of $62,500 for the 2006 bonus plan.
Pixelworks pays bi-weekly, with pay dates every other Thursday. Paychecks will include wages due through the two-week period (Sunday through Saturday) prior to the pay date. Should payday fall on a holiday it will be paid on the previous workday.
Pixelworks extends this offer to you based solely on your skills, accomplishments and growth potential and not on any confidential or proprietary information you may have belonging to others, including your prior employers. We request that you not disclose to Pixelworks any such information, in the form of documents or otherwise.
Enclosed is our Non Disclosure Agreement, all employees are required to sign this document prior to commencement of work. As with any new hire, under the Immigration Reform and Control Act of
8100 SW Nyberg Rd. • Tualatin, OR 97062 • Tel: 503.454.1750 • Fax: 503.454.0261
www.pixelworks.com

Pixelworks Offer Letter for: Mike Yonker
February 26, 2006
1986 we will be required to confirm your eligibility to work in the United States within three days of your hire date.
Pixelworks is an at-will employer, and your employment will not be for any specific period of time. You are free to quit and the Company is free to terminate employment at any time, with or without cause. It is further understood this at-will employment relationship can only be changed in a formal written employment contract signed by the Chief Executive Officer. A severance agreement shall be include in this offer, the employee would receive twelve (12) months base salary, payable on or before the Employer’s first regularly scheduled pay date. Employee Benefit Plan, if elected may continue health insurance benefits as provided under federal COBRA regulation. If Employee properly elects COBRA continuation, Employer shall make a contribution in the amount equal to twelve (12) months total premium costs.
Please indicate your acceptance of this offer by signing and returning a copy of this letter to our Human Resources department as soon as possible. Please note, we require receipt of this offer letter signed by you and completed Non Disclosure Agreement (enclosed) prior to placing you on the Pixelworks payroll.
Finally, we request that you maintain confidentiality of the terms and conditions of this offer.
We sincerely hope you find this employment offer attractive and look forward to welcoming you the Pixelworks team. If you find that we can be of further assistance, please feel free to contact us with any questions.
Sincerely,
/s/ Allen Alley
Allen Alley
Chief Executive Officer
I accept this contingent offer of employment with Pixelworks Inc. and agree to the terms and conditions as stated above. I agree to commence employment on February 28, 2006.
                                            (Date of hire)

Signed	/s/ Michael D. Yonker
Michael D. Yonker
Please send a copy of your signed offer letter in an envelope marked Confidential to:
Mary-Beth Frerichs, Sr. Director Human Resources
Pixelworks Inc.
8100 SW Nyberg Rd.,
Tualatin, OR 97062
Fax: (503) 454-0261
8100 SW Nyberg Road • Tualatin, OR 97062 • Tel: 503.454.1750 • Fax: 503.454.0261
www.pixelworks.com